Exhibit 99.2

PART II

ITEM 6.	SELECTED FINANCIAL DATA

EASTMAN KODAK COMPANY

SUMMARY OF OPERATING DATA–UNAUDITED

	Successor				Predecessor
(in millions, except per share data, shareholders, and employees )	2015 (6)	2014 (6)		September 1, 2013 through December 31, 2013 (6)	January 1, 2013 through August 31, 2013 (6)	2012 (6)		2011 (6)
Net revenues from continuing operations	$1,709	$2,046		$782	$1,508	$2,751		$3,608
Earnings (loss) from continuing operations before interest expense, loss on extinguishment of debt, other (charges) income, net, reorganization items, net, and income taxes	91	47		(27)	507	(642)		(616)
(Loss) earnings from:
Continuing operations	(28)	(59)		(63)	2,250	(1,337)		(739)
Discontinued operations (5)	(47)	(59)		(15)	(184)	(42)		(25)
Net (loss) earnings	(75)	(118	) (1)	(78)	2,066 (2)	(1,379	) (3)	(764	) (4)
Less: Net earnings attributable to noncontrolling interests	5	5		3	—	—		—
Net (Loss) earnings Attributable to Eastman Kodak Company	(80)	(123)		(81)	2,066	(1,379)		(764)
Earnings and Dividends
(Loss) earnings from continuing operations
- % of net sales from continuing operations	-1.6%	-2.9%		-8.1%	149.2%	-48.6%		-20.5%
Net (loss) earnings
- % return on average equity	-39.9%	-25.9%		-12.7%	70.6%	-45.8%		-44.6%
Basic and diluted (loss) earnings per share attributable to Eastman Kodak Company common shareholders:
Continuing operations	(0.79)	(1.54)		(1.58)	8.25	(4.92)		(2.75)
Discontinued operations	(1.12)	(1.41)		(0.36)	(0.67)	(0.15)		(0.09)
Total	(1.91)	(2.95)		(1.94)	7.58	(5.07)		(2.84)
Cash dividends declared and paid
- on common shares	—	—		—	—	—		—
- per common share	—	—		—	—	—		—
Weighted average common shares outstanding at end of period	41.9	41.7		41.7	272.7	271.8		269.1
Shareholders at year end	2,997	4,860		1,511	N/A	48,656		49,760
Statement of Financial Position Data
Working capital	819	952		1,086	564	(806)		(60)
Property, plant and equipment, net	394	501		684	507	607		796
Total assets	2,138	2,556		3,200	3,037	4,321		4,676
Short-term borrowings and current portion of long-term debt	4	5		4	681	699		152
Long-term debt, net of current portion	673	672		674	370	740		1,363
Supplemental Information
Research and development costs	$44	$64		$21	$44	$168		$195
Depreciation	113	170		66	85	182		221
Employees as of year end
- in the U.S.	2,800	3,200		3,600	n/a	5,980		8,350
- worldwide	6,400	7,300		8,800	n/a	13,100		17,100

EASTMAN KODAK COMPANY

SUMMARY OF OPERATING DATA–UNAUDITED (CONT’D)

Historical results are not indicative of future results.

(1)	Includes $70 million in revenues from non-recurring intellectual property agreements that increased net after-tax income from continuing operations by $70 million.

(2)	Includes proceeds of $535 million from the sale and licensing of certain intellectual property assets, pre-tax goodwill impairment charges of $77 million; income of $2,026 million in pre-tax reorganization items, net; and net charges of $84 million related to discrete tax items. These items increased after-tax income from continuing operations by $2.4 billion.

(3)	Includes $843 million in pre-tax reorganization items, net; and a net benefit of $320 million related to discrete tax items. These items increased net after-tax loss from continuing operations by $523 million.

(4)	Includes $69 million of income related to gains on asset sales which decreased after-tax loss from continuing operations by $69 million.

(5)	Refer to Note 27, “Discontinued Operations” in the Notes to Financial Statements for a discussion regarding the (loss) earnings from discontinued operations.

(6)	Effective in the first quarter of 2016, due to a determination to sell the PROSPER Enterprise Inkjet Business (the “Prosper Business”), results for 2013, 2014 and 2015 were revised to report the Prosper Business as discontinued operations. Additionally, the related assets and liabilities of the Prosper Business are classified as held for sale for 2014 and 2015. Results for 2011 and 2012 were not revised. The related assets and liabilities of the Prosper Business are not classified as held for sale for 2011, 2012 or 2013.